As filed with the Securities and Exchange Commission on December 14, 2005

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Furniture Brands International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	43-0337683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 South Hanley Road St. Louis, Missouri 63105 (Address of Principal Executive Offices) (Zip Code)

Furniture Brands International, Inc. Deferred Compensation Plan

(Full title of the plan)

Jerry Lybarger, General Counsel

Furniture Brands International, Inc.

101 South Hanley Road

St. Louis, Missouri 63105

(Name and address of agent for service)

(314) 863-1100

(Telephone number, including area code, of agent for service)

Copy to:

R. Randall Wang, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(1)
Deferred Compensation Obligations(2)	$40,000,000	100%	$40,000,000	$4,280.00

(1)            Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.

(2)            The Deferred Compensation Obligations are unsecured obligations of Furniture Brands International, Inc. to pay deferred compensation in the future in accordance with the terms of the Furniture Brands International, Inc. Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to Plan Participants of the Furniture Brands International, Inc. Deferred Compensation Plan as specified in Rule 428(b) under the Securities Act of 1933, as amended. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-00091).

(b)           The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 (File No. 001-00091).

(c)           The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 1, 2005, February 2, 2005, February 11, 2005, March 7, 2005, April 8, 2005, April 26, 2005, May 3, 2005, May 26, 2005, June 8, 2005, July 27, 2005, August 2, 2005, August 25, 2005, September 9, 2005, November 1, 2005, as amended on November 4, 2005, and December 13, 2005 (File No. 001-00091, except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

The Deferred Compensation Plan (“Plan”) is available to a select group of our management, highly compensated employees and directors (each a “Plan Participant”) in recognition of the valuable service performed by such employees and directors and to encourage their continued service. The deferred compensation obligations (the “Obligations”) will be unsecured general obligations of Furniture Brands International, Inc. (the “Company”) to pay the deferred compensation to participating management, employees and directors in the future in accordance with the terms of the Plan. None of the Plan Participants have any ownership interest in any assets of the Company. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

Each Plan Participant may elect under the Plan to defer up to 100% of his/her Base Salary Compensation, Bonus Compensation, amounts paid under a cash or Company stock award (“LTIP Compensation”) pursuant to the Company’s 2005 Long-Term Performance Bonus Plan and/or Restricted Stock awards, if any, pursuant to the Company’s 1999 Long-Term Incentive Plan, unless the Restricted Stock awards are automatically deferred under the Plan pursuant to the terms of the award.

Compensation in the form of Base Salary Compensation, Company Matching Credits, Bonus Compensation, and LTIP Compensation vests at the time the Plan Participant would have been entitled to receive the compensation but for the election to defer. Compensation in the form of Restricted Stock vests pursuant to the terms of the Restricted Stock award.

Distribution of vested compensation will be made as a lump sum payment within 30 days of the Plan Participant’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)); however, if a Plan Participant is a Specified Employee under the terms of the Plan, payment of benefits will not be made or commence prior to the date which is six months after the date of the Plan Participant’s separation from service (for any reason other than death or Disability as defined in the Plan). Any payments (with interest) that would have been paid during such six month period absent this provision, will be paid in a lump sum to the Plan Participant as of the day after the last day of such six month period, and all other payments following such six month period will be paid in accordance with the terms of the Plan and the Plan Participant’s election. Plan Participants may elect to have their deferrals and Additions (as defined in the Plan) related to their Base Salary Compensation, Bonus Compensation, LTIP Compensation and/or electively deferred Restricted Stock credited to their Accounts (as defined in the Plan) for a given year to be paid in a specified year. Such payments will begin no later than March 15th of the calendar year following the specified calendar year. Additionally, Plan Participants may elect to have their deferrals and Additions relating to Base Salary Compensation, Bonus Compensation and/or LTIP Compensation credited to their Regular Accounts (as defined in the Plan) for a given year to be paid in the form of monthly installments over a period of 3, 5 or 10 years. The first installment payment will commence no later than the March 15th of the calendar year following the calendar year in which the Plan Participant separates from service or, as applicable, the specified payment date occurs. Any election with respect to Base Salary Compensation will also apply with respect to Company Matching Credits. Pursuant to the terms of the Plan, compensation will be fully vested and distributed to the Plan Participant in a single lump sum upon a Change in Control.

The Company may amend or terminate the plan at any time. However, no such amendment or termination will deprive any Plan Participant of the right to receive benefits previously vested under the plan.

No Plan Participant, beneficiary or distributee of benefits under the Plan will have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable thereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer will be void. No amount payable thereunder will, prior to actual payment thereof, be subject to seizure by any creditor of any such Plan Participant, beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Plan Participant, beneficiary or other distributee thereunder. Notwithstanding these restrictions, a distribution may be made to an individual other than a Plan Participant as necessary to fulfill a court order, as described in the regulations promulgated under Section 409A of the Code.

Item 5.	Interests of Named Experts and Counsel.

Jerry Lybarger, General Counsel of the Company, has rendered an opinion as to the securities being registered hereby. Mr. Lybarger is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, and owns shares of common stock and options to acquire shares of common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 ("Section 145") of the Delaware General Corporation Law permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Article Fourteenth of the Registrant’s restated certificate of incorporation requires indemnification to the fullest extent permitted by Delaware law. The Company's By-laws contain provisions for indemnification of directors, officers, employees and agents which are substantially the same as Section 145 and also permit the Company to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provision of the By-laws. The Company maintains such insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Fourteenth of the Registrant’s restated certificate of incorporation includes such a provision.

The directors and former directors of the Company have entered into and are the beneficiaries of indemnification agreements with the Company. These agreements provide indemnity protection for such persons which is substantially the same as that authorized by the Delaware General Corporation Law and provided for in the Company's By-laws.

Pursuant to those agreements, to the fullest extent permitted by the laws of the State of Delaware, the Registrant has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index filed herewith.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The underesigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 13th day of December, 2005.

FURNITURE BRANDS INTERNATIONAL, INC.

By:           /s/ Wilbert G. Holliman

Wilbert G. Holliman
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn Chipperfield and Robert Kaintz, or either of them, his or her attorneys in fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, wihtout limitation, post-effective amendments and documents in connection therewith) to this Registration Statement with respect to the Furniture Brands International, Inc. Deferred Compensation Plan, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys in fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys in fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Wilbert G. Holliman Wilbert G. Holliman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 13, 2005
/s/ John T. Foy John T. Foy	Director, President and Chief Operating Officer	December 13, 2005
/s/ Katherine Button Bell Katherine Button Bell	Director	December 13, 2005
/s/ John R. Jordan, Jr. John R. Jordan, Jr.	Director	December 13, 2005
/s/ Donald E. Lasater Donald E. Lasater	Director	December 13, 2005
/s/ Lee M. Liberman Lee M. Liberman	Director	December 13, 2005

/s/ Richard B. Loynd Richard B. Loynd	Director	December13, 2005
/s/ Bob L. Martin Bob L. Martin	Director	December 13, 2005
/s/ Aubrey B. Patterson Aubrey B. Patterson	Director	December 10, 2005
/s/ Albert E. Suter Albert E. Suter	Director	December 10, 2005
/s/ Denise L. Ramos Denise L. Ramos	Senior Vice-President and Chief Financial Officer (Principal Financial Officer)	December 13, 2005
/s/ Steven W. Alstadt Steven W. Alstadt	Controller (Principal Accounting Officer)	December 13, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Furniture Brands International, Inc. Deferred Compensation Plan.
5.1	Opinion of Jerry Lybarger, General Counsel of the Company, as to the legality of the securities to be registered including his consent.
23.1	Consent of KPMG LLP
23.2	Consent of Jerry Lybarger (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).